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                                                                    Exhibit 99.1

             Omnicare to Acquire Pharmacy Operations of Extendicare

         COVINGTON, Ky.--July 30, 1998--Omnicare, Inc. (NYSE:OCR) today announced the execution of a definitive agreement pursuant to which Omnicare will acquire the institutional pharmacy operations of Extendicare Health Services, Inc. ("EHSI"), a wholly owned subsidiary of Extendicare Inc. (TSE/ME:EXE and EXE.A; NYSE:EXE.A) for $250 million in cash, 125,000 shares of Omnicare common stock and 1.5 million warrants to purchase Omnicare common stock at $48.00 per share.

         The transaction, which is structured as a purchase of assets, has been approved by the Board of Directors of both Omnicare and Extendicare, and is subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of certain other conditions. It is expected that the transaction will close by September 30, 1998 and that, given the economies of scale and cost synergies anticipated from the acquisition, it will be non-dilutive to Omnicare's per share earnings in 1998 and accretive in 1999 and beyond.

         Based in Milwaukee, Wisconsin, the pharmacy business of EHSI, operating under the name United Professional Companies, Inc. ("UPC"), has contracts to provide comprehensive pharmacy, related consulting and infusion therapy services to approximately 55,000 residents in more than 550 facilities in 12 states. This transaction also offers Omnicare the opportunity to provide pharmacy services to an additional 77 Extendicare facilities with capacity for 9,300 residents in Canada and the United Kingdom. UPC's pharmacy revenues are currently running at the annualized rate of approximately $163 million.

         "Extendicare has built a sizeable and well-regarded institutional pharmacy operation. Its addition to Omnicare will significantly expand our core business of providing high quality pharmaceutical care to the nation's elderly and will create economies of scale that allow both Omnicare and Extendicare to operate more efficiently," said Joel F. Gemunder, Omnicare president.

         Upon the completion of this transaction, it is anticipated that Omnicare will have contracts to provide institutional pharmacy services to more than 551,000 residents in over 6,850 long-term care facilities in 40 states, representing an increase of 11% over the number of residents currently served by Omnicare. Based on revenues reported for the quarter ended June 30, 1998, Omnicare's annualized revenues following this transaction are expected to be nearly $1.6 billion.

         "The acquisition of UPC's pharmacy business also gives Omnicare the opportunity to introduce its broad range of sophisticated clinical programs, including our proprietary drug formulary, the Omnicare Geriatric Pharmaceutical Care Guidelines'r' and disease management programs to all of the client facilities of UPC. These programs, which promote the use of the most clinically effective pharmaceutical care at the lowest cost are increasingly important to all long-term care facilities and particularly so to skilled nursing facilities under the new Prospective






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Payment System (PPS) for Medicare residents. Also important to long-term care facilities in this environment are advanced clinical information systems such as our Accu-Med'tm' software products which we will have the opportunity to offer to all UPC clients. Moreover, the transaction provides us with the foundation for expansion of Omnicare's pharmacy services outside the United States. The critical mass created by the addition of UPC's client base also offers significant new opportunities to leverage our resources in contract research and data management," Gemunder said.

         "This divestiture follows a late 1997 decision that the pharmacy is a non-strategic asset," said Dr. Joy D. Calkin, President and Chief Executive Officer of Extendicare Inc. "As the largest provider of institutional pharmacy services in the U.S., Omnicare is exceptionally well-positioned to achieve economies of scale and make cost-effective investments in the new technology required for success.

         "The long-term implications of the transaction for Extendicare are very positive. Omnicare is an excellent provider of services and advanced pharmacy-related systems. We expect to build a close ongoing relationship with Omnicare, including the potential for coordinated services," Dr. Calkin added. "Extendicare will continue to focus on its core businesses of providing care in skilled nursing and assisted living centers."

         Concluding, Mr. Gemunder said, "The evolution of the health care industry, and long-term care specifically, is creating numerous opportunities for alliances which not only can contain or lower costs but also enhance the quality of care. In that vein, we see much potential for growth in our ongoing relationship with Extendicare. As we build our respective organizations, we share a common goal of providing outstanding geriatric care cost-effectively."

         Extendicare, based in Markham, Ontario, is one of the largest operators of long-term care facilities in North America. On March 31, 1998, the Corporation operated 312 facilities, with capacity for over 31,800 residents and had more than 41,100 employees in the United States, Canada, and the United Kingdom. Extendicare also provides medical specialty services, including subacute care and rehabilitative therapy services and other medical supplies and services in the United States and home care and rehabilitative therapy services in Canada.

         Omnicare is a leading geriatric pharmaceutical care company. Currently serving over 496,000 residents in more than 6,300 long-term care facilities in 40 states, Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for long-term care, assisted living and other institutional health care providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

         (Statements in this press release concerning Omnicare's business outlook or future economic performances, anticipated profitability, revenues, expenses or other financial items, anticipated cost synergies, the impact of the Extendicare transaction on earnings, the anticipated closing date of such transaction, the potential for expansion, and other expected benefits from the Extendicare transaction, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgement of Omnicare based on









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currently available information. Such forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic and business conditions, trends for the continued growth of the pharmacy businesses of Omnicare, the realization of anticipated revenues, profitability and cost synergies of the combined companies, the demand for Omnicare's products and services, pricing and other competitive factors in the industry, new government regulations and/or legislative initiatives, the consummation and successful integration of the Extendicare transaction, and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission. There can be no such assurance that such factors will not affect the accuracy of such forward-looking statements, and Omnicare assumes no obligation to update the information in this release.)

         For more information on Omnicare, Inc. via Internet, including a full menu of news releases, visit our Corporate News on The Net site at http://www.businesswire.com/cnn/ocr.htm.

Contact:
     Omnicare, Inc.
     Cheryl D. Hodges, 513/762-6967